Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-189470) of Response Biomedical Corp. of our report dated March 24, 2016 relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

(signed) “PricewaterhouseCoopers LLP”

PricewaterhouseCoopers LLP

Vancouver, Canada

March 24, 2016